Exhibit 99.2

AUTOLUS LIMITED

2017 Share Option Plan

SUB-PLAN FOR U.S. PARTICIPANTS

1.	Purpose and Applicability.

(a) This Sub-Plan for U.S. Participants together with the California supplement (the “U.S. Sub-Plan”) applies to Participants of the Autolus Limited (the “Company”) 2017 Share Option Plan (the “Plan”) who are either U.S. residents or U.S. taxpayers (each such Participant, a “U.S. Participant”). Pursuant to Section 17.1 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan and establish a sub-plan for the benefit of employees overseas. The purpose of the U.S. Sub-Plan is to facilitate compliance with U.S. tax, securities and other applicable laws, and to permit the Company to issue tax-qualified Incentive Stock Options (as defined below) to eligible U.S. Participants.

(b) Except as otherwise provided by the U.S. Sub-Plan, all Option grants made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Sub-Plan. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Sub-Plan and the Plan, the provisions of the U.S. Sub-Plan will govern. Capitalized terms contained herein have the same meanings given to them in the Plan, unless otherwise provided by the U.S. Sub-Plan.

(c) This Sub-Plan is effective as of 7th July 2017, the date it was adopted by the Board (the “Effective Date”).

2.	Definitions.

In the U.S. Sub-Plan, the following words will have the meaning as defined below:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Fair Market Value” means as of any date, the value of the Plan Shares determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

“Incentive Stock Option” or “ISO” means a stock option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” or “NSO” means a stock option that does not qualify as an Incentive Stock Option.

“Option” means a Nonstatutory Stock Option or Incentive Stock Option issued under the Plan and this U.S. Sub-Plan. Options issued to U.S. Participants pursuant to this U.S. Sub-Plan may be “Qualifying Options” under the Plan.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

“U.S.” means the United States of America.

3.	Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

(a) Form of Option Certificate. The Option Certificate for U.S. Participants shall be in substantially the form approved for use under the Plan, as may be amended from time to time by the Board. At the time of grant of the Option, the Board shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

(b) Eligibility. Options may be granted to Eligible Employees only.

(c) Maximum Term of Options. Subject to Section 11 of the Plan and the provisions of Section 4(d) below regarding Incentive Stock Options granted to certain major stockholders, no Option granted to a U.S. Participant will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the Option Certificate or otherwise determined by the Board.

(d) Exercise Price. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to certain major stockholders, the exercise price of each Option granted to a U.S. Participant will be not less than one hundred percent (100%) of the Fair Market Value of the Plan Shares subject to the Option on the date the Option is granted.

(e) Adjustments in Connection with a Reorganisation. Notwithstanding Section 12 of the Plan, in the event of a Reorganisation, the Board shall appropriately and proportionately adjust the number and class of securities subject to, and the Exercise Price of, outstanding Options, and the number and class of securities subject to the limit on Options set forth in Section 4(c) hereof in a manner that complies with Sections 422 and 409A of the Code, as applicable. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(f) Exercise Restriction for Non-Exempt Employees. If the U.S. Participant is an employee that is eligible for overtime compensation under the U.S. Fair Labor Standards Act of 1938, as amended (that is, the U.S. Participant is designated as a “non-exempt employee”), then notwithstanding the vesting schedule contained in the Option, the U.S. Participant may not exercise his or her Option until the U.S. Participant has completed at least six (6) months of Continuous Service measured from the Grant Date, even if the U.S. Participant has already been an employee for more than six (6) months. Consistent with the provisions of the U.S. Worker Economic Opportunity Act, a U.S. Participant that is a non-exempt employee may exercise his or her Option as to any vested portion prior to such six (6) month anniversary, (to the extent such Option is otherwise exercisable in accordance with the vesting terms and provisions regarding exercisability contained in the Grant Notice and Option Agreement), in the case of (i) the U.S. Participant’s death or Disability, (ii) a transaction in accordance with Section 9 of the Plan resulting in a change in Control of the Company in which the Option is not assumed or continued, or (iii) the termination of the U.S. Participant’s Continuous Service on his or her retirement (as defined in the Company’s benefit plans).

(g) Grant Date of Options. For purposes of Section 409A and Section 422 of the Code, the Grant Date of an Option granted to a U.S. Participant shall be the date on which the Board resolves to grant the Option, or such later date upon which the offer to purchase Plan Shares will be effective, as may be specified by the Board at the time of such resolutions.

(h) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Option under this U.S. Sub-Plan, and the grant of an Option shall not be construed as giving a U.S. Participant the right to continued employment or any other service relationship with the Company or any Subsidiary.

(i) Vesting and Exercise of Options. Options granted to U.S. Participants shall vest in accordance with the terms of the Option Certificate, and shall have a term and may be exercised following termination of Relevant Employment as set forth in the Plan and Option Certificate. In no event may any Option be exercised later than the tenth (10th) anniversary of the relevant Grant Date.

(j) Conditions on Delivery of Plan Shares. The Company will not be obligated to deliver any Plan Shares pursuant to this U.S. Sub-Plan or to remove restrictions from Plan Shares previously delivered under this U.S. Sub-Plan until:

(i) all conditions of the Option have been met or removed to the satisfaction of the Company;

(ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issue, allotment and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and

(iii) the U.S. Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

4.	Provisions Applicable to Incentive Stock Options.

(a) Eligible Recipients of ISOs. Incentive Stock Options may be granted only to Eligible Employees of the Company or a Subsidiary.

(b) Designation of ISO Status. The Board action approving the grant of an Incentive Stock Option to a U.S. Participant must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The Company shall have no liability to a U.S. Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the Plan, this U.S. Sub-Plan or any Option, including without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Maximum Plan Shares Issuable On Exercise of ISOs. Subject to adjustment upon a Reorganisation under Section 3(e), the maximum aggregate number of Plan Shares that may be issued upon the exercise of Incentive Stock Options is 8,577,488 Plan Shares.

(d) Limits for 10% Stockholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any affiliate, will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

(e) No Transfer. As provided by Section 422(b)(5) of the Code, and if permitted by the Plan, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

(f) US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Grant Notice and Option Agreement(s).

(g) Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s death or Disability, in which case longer periods apply). The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the U.S. Participant continues to provide services to the Company or a Subsidiary after such U.S. Participant’s employment terminates or if the U.S. Participant otherwise exercises the Option more than three (3) months after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

(h) Disqualifying Disposition. If a U.S. Participant disposes of Plan Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date or one year after such Plan Shares were acquired pursuant to exercise of such Option, the U.S. Participant shall notify the Company in writing of such disposition.

5.	Tax Matters

(a) Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, foreign or other taxes (including the U.S. Participant’s Federal Insurance Contributions Act obligations) required to be withheld with respect to such Option.

(b) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Option to the U.S. Participant.

(c) Section 409A of the Code. Unless otherwise expressly provided for in a Grant Notice and Option Agreement, the terms applicable to Options granted under the U.S. Sub-Plan will be interpreted to the greatest extent possible in a manner that makes the Options exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Grant Notice and Option Agreement or other written contract with the U.S. Participant specifically provides otherwise), if the Plan Shares are publicly traded, and if a U.S. Participant holding an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to a U.S. Participant or any other party if an Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

6.	Shareholder Approval of U.S. Sub-Plan.

Continuance of this U.S. Sub-Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the U.S. Sub-Pan is adopted. Any Plan Shares purchased under this U.S. Sub-Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve (12) months before or after the date the U.S. Sub-Plan is adopted.

7.	Term, Amendment and Termination of the U.S. Sub-Plan.

(a) The Board may amend, suspend or terminate this U.S. Sub-Plan at any time. Unless terminated sooner by the Board, the U.S. Sub-Plan will terminate automatically upon the earlier of (i) ten (10) years after the Effective Date and (ii) the termination of the Plan. No Options may be granted under the U.S. Sub-Plan while either the Plan or the U.S. Sub-Plan is suspended or after the Plan or the U.S. Sub-Plan is terminated (but Options previously granted under this U.S. Sub-Plan may extend beyond that date).

(b) If this U.S. Sub-Plan is terminated, the provisions of this U.S. Sub-Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Sub-Plan, will continue to apply to any outstanding Options as long as an Option issued pursuant to the U.S. Sub-Plan remain outstanding.

(c) No amendment, suspension or termination of the U.S. Sub-Plan may materially adversely affect any Options granted previously to any U.S. Participant without the consent of the U.S. Participant.

8.	Amendment of Options.

The Board may amend, modify or terminate any outstanding Option granted to a U.S. Participant, including but not limited to, substituting therefor another Option of the same or different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the U.S. Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the U.S. Participant.

9.	Governing Law and Jurisdiction.

(a) The U.S. Sub-Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

(b) Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the U.S. Sub-Plan or its subject matter or formation (including non-contractual disputes or claims).

CALIFORNIA SUPPLEMENT

The Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Options granted under the U.S. Sub-Plan to the Plan to a U.S. Participant who is a resident of the State of California on the Grant Date (a “California Optionholder”) shall be subject to the following additional limitations, terms and conditions:

1.	Minimum Exercise Period Following Termination.

Unless a California Optionholder’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such California Optionholder, or in the instrument evidencing the grant of such California Optionholder’s Option), in the event of termination of employment of such California Optionholder, such California Optionholder shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option (as set forth in the Grant Notice or Option Agreement) on the date employment terminated, until the earlier of: (i) at least six (6) months from the date of termination, if termination was caused by such California Optionholder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (ii) at least thirty (30) days from the date of termination, if termination was caused other than by such California Optionholder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (iii) the Option expiration date.

2.	Additional Limitations on Timing of Awards.

No Option granted to a California Optionholder shall become exercisable, vested or realizable, as applicable to such Option, unless the U.S. Sub-Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (i) within twelve (12) months before or after the date the U.S. Sub-Plan was adopted by the Board or (ii) prior to or within twelve (12) months of the granting of any Option to a California Optionholder.